This Free Writing Prospectus Is Subject to Completion

Free Writing Prospectus (To Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 433 Registration No. 333-169119 October 6, 2011

US$[           ]

SIFMA MUNICIPAL SWAP INDEX/LIBOR SPREAD NOTES DUE [   ]

Principal Amount:	US$	Issuer:	Barclays Bank PLC
Issue Price:	Series:	Global Medium-Term Notes, Series A
Payment at Maturity:

If you hold the Notes to maturity, you will receive at least 100% of your principal, subject to the creditworthiness of Barclays Bank PLC.  The Notes are not, either directly or indirectly, an obligation of any third party, and any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.

Original Issue Date:
Original Trade Date:	Maturity Date:	[ ][, subject to Redemption at the Option of the Company (as set forth below).]
CUSIP:	Denominations:	Minimum denominations of US$[ ] and integral multiples of US$[ ] thereafter.
ISIN:
Interest Rate Type:	Day Count Convention:
☐ Fixed Rate ☐ Regular Floating Rate ☒ Other (see description in this free writing prospectus)	☐ Actual/360 ☐ 30/360 ☐ Actual/Actual ☐ Actual/365	☐ NL/365 ☐ 30/365 ☐ Actual/366 ☐ Actual/252 or Business Days/252
Reference Rate:
☐ CD Rate ☐ CMS Rate ☐ CMT Rate (Reuters Screen FRBCMT Page) ☐ Commercial Paper Rate ☐ Eleventh District Cost of Funds Rate	☐ Federal Funds (Effective) Rate ☐ Federal Funds (Open) Rate ☐ EURIBOR ☐ LIBOR Designated LIBOR Page: Reuters: ______	☐ Prime Rate ☐ Treasury Rate ☐ Other (see description in this free writing prospectus)
Reference Rate Maturity:
[Initial Interest Rate:]

[For each Interest Period commencing on or after the Original Issue Date to but excluding [   ]: [Reference Rate [plus applicable Spread] [[minus applicable Spread] [times applicable Multiplier], subject to a minimum interest rate of 0.00, if applicable, or a maximum interest rate of [ ]%, if applicable][   %]]

Interest Rate:

[For each Interest Period commencing on or after the Original Issue Date to but excluding [   ]: the Initial Interest Rate.]

For each Interest Period commencing on or after [   ] to but excluding the Maturity Date: The sum of (i) the [Fixed Percentage] [Floating Percentage] and (ii) the Interest Adjustment Amount, subject to the Minimum Interest Rate, if applicable, and the Maximum Interest Rate, if applicable.

[For each Interest Period commencing on or after [   ] to but excluding the Maturity Date, the Floating Percentage will be reset at the beginning of each Interest Period, but the Interest Adjustment Amount will be calculated only on the last Business Day of such Interest Period.  Accordingly, you will not know the Interest Rate applicable to any Interest Period until the last day of that Interest Period.]

[Fixed Percentage:]	[ ]%
[Floating Percentage:]	Reference Rate [plus applicable Spread] [[minus applicable Spread] [times applicable Multiplier], subject to a minimum of 0.00%
Interest Adjustment Amount:

For each Interest Period, [commencing on or after [  ]], an amount determined on the related Interest Adjustment Determination Date in accordance with the following formula:

Leverage Factor x [(Average 3-Month LIBOR x Specified Percentage]) – (Average SIFMA Index Value)]

The Interest Adjustment Amount for any Interest Period may be negative, and if the absolute value of any such negative Interest Adjustment Amount equals or exceeds the [Fixed Percentage] [Floating Percentage] , the Interest Rate for such Interest Period will be zero.

Leverage Factor	[ ]
Specified Percentage	[ ]%
Interest Payment Dates:	☐ Monthly, ☐ Quarterly, ☐ Semi-Annually, ☐ Annually, payable in arrears on [ ], commencing on [ ] and ending on the Maturity Date or the Early Redemption Date, if applicable.
Interest Period:

The initial Interest Period will begin on, and include, the Original Issue Date and end on, but exclude, the first Interest Payment Date.  Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the immediately preceding Interest Period and end on, but exclude, the next following Interest Payment Date.  The final Interest Period will end on, but exclude, the Maturity Date.

Interest Reset Dates:	For each Interest Period [commencing on or after [ ]], the [ ] day of [ ] (or for the initial Interest Period (where no Initial Interest Rate is payable), the Original Issue Date).
Interest Determination Dates:	[ ] [New York] [London] Business Days prior to the relevant Interest Reset Date.
Interest Adjustment Amount Determination Dates:	For each Interest Period commencing on or after [ ], the last Business Day of the related Interest Period.
Average 3-Month LIBOR:

For each Interest Period commencing on or after [ ], the non-compounded weekly weighted average of Weekly 3-Month LIBOR in such Interest Period, calculated by multiplying each Weekly 3-Month LIBOR in effect during such Interest Period by the number of calendar days such Weekly 3-Month LIBOR is in effect, adding the products so determined and dividing that sum by the number of calendar days in such Interest Period.  Weekly 3-Month LIBOR in effect for any day in an Interest Period shall equal Weekly 3-Month LIBOR on the immediately preceding Weekly LIBOR Reset Date.

Weekly 3-Month LIBOR:	For each Weekly LIBOR Reset Date, 3-Month USD LIBOR as published on Reuters Page LIBOR01 at 11:00 am London time on the London Business Day preceding such LIBOR Reset Date.
Weekly LIBOR Reset Dates:	[ ] and thereafter, Thursday of each week (or if any such Thursday is not a London Business Day, the next succeeding London Business Day).
Average SIFMA Index Value:

For each Interest Period commencing on or after [   ], the non-compounded weekly weighted average of the SIFMA Index Value in such Interest Period, calculated by multiplying each SIFMA Index Value in effect during such Interest Period by the number of calendar days such SIFMA Index Value is in effect, adding the products so determined and dividing that sum by the number of calendar days in such Interest Period. The SIFMA Index Value in effect for any day in an Interest Period shall equal the SIFMA Index Value on the immediately preceding SIFMA Reset Date.

SIFMA Reset Dates:

[   ] and thereafter, Thursday of each week (or any other day in each week specified by the Index Sponsor, or if any such Thursday is not a U.S. Government Securities Business Day (as defined below), the next succeeding U.S. Government Securities Business Day).

SIFMA Index Value:

For each SIFMA Reset Date, the level of the SIFMA Municipal Swap Index (subject to “Discontinuance or Revision of SIFMA Municipal Swap Index” below) determined and reported on the Wednesday preceding such SIFMA Reset Date (or any other day in each week specified by the Index Sponsor, or if any such Wednesday is not a U.S. Government Securities Business Day, the next succeeding U.S. Government Securities Business Day).

If the SIFMA Index Value for any SIFMA Reset Date is not determined or reported by the Index Sponsor (as defined below), the SIFMA Rate for such SIFMA Reset Date will be the SIFMA Index Value in effect on the immediately preceding SIFMA Reset Date. For further information on the SIFMA Municipal Swap Index, see “Securities Industry and Financial Markets Association Municipal Swap Index” below.

SIFMA Municipal Swap Index:	The Securities Industry and Financial Markets Association Municipal Swap Index, produced and reported by the Index Sponsor.
Index Sponsor:	Thomson Municipal Market Data, a Thompson Financial Services Company (“MMD”), or any successor.
[Spread:]	For Interest Periods commencing on or after	Spread
	[ ]	[ ]
	[ ]	[ ]
	[ ]	[ ]
[Multiplier:]	For Interest Periods commencing on or after	Multiplier
	[ ]	[ ]
	[ ]	[ ]
	[ ]	[ ]
[Maximum Interest Rate:]	[From and including [ ], to but excluding [ ]]: [•]% per annum [From and including [ ], to but excluding [ ]]: [•]% per annum
[Minimum Interest Rate:]	[From and including [ ], to but excluding [ ]]: [•]% per annum [From and including [ ], to but excluding [ ]]: [•]% per annum

Discontinuance or Revision of SIFMA Municipal Swap Index:

If MMD discontinues publication of the SIFMA Municipal Swap Index and MMD or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued SIFMA Municipal Swap Index (such index, a “Successor Index”), then the SIFMA Index Value for each SIFMA Reset Date occurring after such discontinuance will be determined by reference to the level of such Successor Index. If a Successor Index is selected, the Successor Index will be substituted for the SIFMA Municipal Swap Index for all purposes. Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, which will provide notice to the holders of the Notes.

If MMD discontinues publication of the SIFMA Municipal Swap Index and the Calculation Agent determines, in its sole discretion, that no Successor Index is available, then following such discontinuance until the earlier of (a) the Maturity Date or (b) the date on which the Calculation Agent determines that a Successor Index is available, the Calculation Agent will determine the SIFMA Index Value for each SIFMA Reset Date occurring after such discontinuance in accordance with the procedures for and method of calculating the SIFMA Municipal Swap Index last in effect prior to such discontinuance.

If the SIFMA Index Value for any SIFMA Reset Date is subsequently revised or amended after its publication, such revision or amendment will not be effective for purposes of any calculation with respect to the Notes, except in the event of manifest error (as determined by the Calculation Agent in its sole discretion).

Business Day:	☐ New York ☐ London ☐ Euro ☐ Other (_________________)	Business Day Convention:	☐ Following ☐ Modified Following ☐ Preceding ☐ Adjusted or ☐ Unadjusted
U.S. Government Securities Business Day:

Any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

[Redemption at the Option of the Company:

We may redeem your Notes, in whole [or in part], at the Redemption Price set forth below, on [any] [the] Interest Payment Date commencing on [                 ], provided we give at least [                 ] business days’ prior written notice to the trustee.  If we exercise our redemption option, the Interest Payment Date on which we so exercise will be referred to as the “Early Redemption Date”.]

[Redemption Price:

If we exercise our redemption option, you will receive on the Early Redemption Date the Early Redemption Price applicable to that Early Redemption Date, calculated as the percentage of the principal amount of the Notes set forth in the schedule below, together with any accrued and unpaid interest to but excluding the Early Redemption Date:]

	Early Redemption Date	Early Redemption Price
	[ ]	[ ]%
	[ ]	[ ]%
	[ ]	[ ]%
Settlement:	DTC; Book-entry; Transferable.
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Agent:	Barclays Capital Inc.

[Variable Price Re-Offers:

Barclays Capital Inc. has agreed to purchase the Notes from us at 100% of the principal amount minus a commission equal to $[   ] per $1,000 principal amount, or [    ]%, resulting in aggregate proceeds to Barclays Bank PLC of $[    ].  Barclays Capital Inc. proposes to offer the Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. Barclays Capital Inc. may also use all or a portion of its commissions on the Notes to pay selling concessions or fees to other dealers.]

[Fixed Price Re-Offers:

	Price to Public	Agent’s Commission (1)	Proceeds to Barclays Bank PLC
Per Note	%	%	%
Total	$	$	$

(1)      Barclays Capital Inc. will receive commissions from the Issuer equal to [      ]% of the principal amount of the Notes, or $[      ] per $[1,000] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. ]

Barclays Capital Inc. has agreed to purchase the Notes from us at 100% of the principal amount minus a commission equal to $[   ] per $1,000 principal amount, or [    ]%, resulting in aggregate proceeds to Barclays Bank PLC of $[    ].  Barclays Capital Inc. proposes to offer the Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. Barclays Capital Inc. may also use all or a portion of its commissions on the Notes to pay selling concessions or fees to other dealers.]

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Factors” below.   We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon the prospectus, prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov, and you may also access the prospectus and prospectus supplement through the links below:

•                  Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•                  Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0000312070.

Alternatively, Barclays Capital Inc. or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Capital Inc. sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

SELECTED RISK FACTORS

An investment in the Notes involves significant risks. You should read the risks summarized below in connection with, and the risks summarized below are qualified by reference to, the risks described in more detail in the “Risk Factors” section beginning on page S-5 of the prospectus supplement.  We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

•                  Issuer Credit Risk— The Notes are our unsecured debt obligations, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any feature of the notes characterized as providing principal protection at maturity, depends on our ability to satisfy our obligations as they come due.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the principal or any other amounts owed to you under the terms of the Notes.

•                  Interest Rate / Interest Payment Risk—Because the Interest Rate on the Notes (after any initial period(s) during which a fixed Initial Interest Rate is payable) is a floating rate, you will be exposed to risks not associated with a conventional fixed-rate debt instrument.  In addition, if a floating rate of interest is specified for the Initial Interest Rate, commencing on or after the Original Issue Date to but excluding [      ], the amount of interest payable on the Notes on each Interest Payment Date, if any, will depend on the Reference Rate and may be subject to any increase or decrease resulting from the application of any applicable spread or multiplier and may also be subject to any applicable minimum interest rate or maximum interest rate.  Following any initial interest period(s) for which an Initial Interest Rate is applicable, the amount of interest payable on the Notes on each Interest Payment Date, if any, depends in part on the product of the Leverage Factor times the difference between (i) the product of the Average 3-Month LIBOR times the Specified Percentage, minus (ii) the Average SIFMA Index Value during that Interest Period, which we refer to herein as the Interest Adjustment Amount.  If during an Interest Period, the Interest Adjustment Amount is negative (meaning that the Average SIFMA Index Value exceeds the product of Average 3-Month LIBOR times the Specified Percentage during that Interest Period), the amount of interest payable on the related Interest Payment Date will be lower than the Fixed Percentage or the Floating Percentage, as the case may be.  Moreover, the formula for calculating the Interest Rate on the Notes incorporates a Leverage Factor, which will magnify the Interest Adjustment Amount in each Interest Period and, to the extent the Interest Adjustment Amount is negative, will magnify the negative Interest Adjustment Amount for that Interest Period and the corresponding decrease in the Interest Rate payable on the related Interest Payment Date. If the absolute value of any such negative Interest Adjustment Amount equals or exceeds the Fixed Percentage or the Floating Percentage, as the case may be, the Interest Rate for such Interest Period will be zero, and no interest will be paid on the related Interest Payment Date.

In addition, we have no control over a number of matters that may affect interest rates, including economic, financial, legislative, regulatory and political events that are important in determining the existence, magnitude and longevity of these risks and their results.  In recent years, interest rates have been volatile, and volatility also could be characteristic of the future.

•                  Maximum Interest Rate—If a Maximum Interest Rate is specified on the cover page hereof, the Interest Rate on the Notes for any Interest Period (on or after any applicable date specified on the cover page hereof) will be limited to the specified Maximum Interest Rate.  As a result, in the event that the Interest Rate otherwise calculated for any applicable Interest Period exceeds the Maximum Interest Rate, your interest payment for the relevant Interest Period will reflect the Maximum Interest Rate, and you will lose the benefit of any interest payment that would have been payable had such Maximum Interest Rate not been applicable.

•                  A number of Factors Can Affect the Interest Adjustment Amount—The amount of interest, if any, payable on the Notes (after any initial period during which interest, if any, is payable at the Initial Interest Rate) will depend in part on the Interest Adjustment Amount, as discussed above.  A number of factors can affect the Interest Adjustment Amount by causing changes in the relative values of Average 3-Month LIBOR and the Average SIFMA Index Value, including (among others):

o                 changes in or perceptions about future marginal tax rates — generally, decreases in, or a perception that there will be decreases in, marginal tax rates are expected to reduce the Interest Adjustment Amount, and therefore the amount of interest you will be paid on the Notes;

FWP-1

o                 changes or uncertainty with respect to the tax-exempt nature of municipal securities — generally, changes in the tax laws that have an adverse effect on the tax-exempt nature of municipal securities are expected to reduce the Interest Adjustment Amount; any such changes are likely to apply for time frames that extend over more than one Interest Period, meaning that any adverse policy changes would be likely to affect the Interest Rate that applies to the Notes in more than one Interest Period and could result in no interest accruing on the Notes for all or a significant portion of the term of the Notes.

o                 changes in the tax treatment of comparable securities — changes in the tax laws that grant securities other than municipal securities favorable tax treatment to investors may adversely impact market demand for and pricing of municipal securities generally, which development would be expected to reduce the Interest Adjustment Amount; and

o                 relative supply and demand for tax-exempt and taxable debt in their respective marketplaces and other factors affecting pricing of tax-exempt debt — a relative decline in demand for or an increase in supply of tax-exempt debt caused by factors other than tax rates (such as fragmentation in the market for municipal securities, uncertainty regarding the rights of holders of municipal securities, and illiquidity) could reduce the Interest Adjustment Amount, to the extent that the Average SIFMA Index Value increases relative to Average 3-Month LIBOR as a result of these developments.

On September 12, 2011, President Obama submitted to Congress the “American Jobs Act of 2011” (the “Bill”).  If enacted in the form currently proposed, the Bill would affect certain individual holders of existing tax-exempt bonds, including some or all of the Variable Rate Debt Obligations (the “VRDOs”) (as discussed in “Securities Industry and Financial Markets Association Municipal Swap Index” below) that currently comprise the SIFMA Municipal Swap Index, as well as VRDOs that may comprise the SIFMA Municipal Swap Index in the future.  As proposed, for tax years beginning on or after January 1, 2013, in the case of certain high income individuals, the value of certain deductions and exclusions, including the exclusion from gross income of tax-exempt interest, would be reduced by the imposition of a new tax on such individuals, which tax would be calculated to reduce the benefit from such deductions and exclusions to the lesser benefit that would be realized by a taxpayer in the 28% Federal income tax bracket. The enactment of the Bill, or the perception that the Bill may be enacted, may result in a reduction in the Interest Adjustment Amount, which would adversely affect the Interest Rate that applies to the Notes and the market value of the Notes.  Moreover, if the Bill is enacted or is expected to be enacted, the Index Sponsor may be more likely to revise the eligibility criteria used to determine which VRDOs comprise the Index, which can adversely affect the Interest Rate that applies to the Notes and the market value of the Notes.

These and other factors may have a negative impact on the Interest Rate payable on the Notes, as well as on the market value of the Notes and, therefore, on the price you may receive in connection with a sale of the Notes prior to maturity.

•                  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—Although you will not receive less than the principal amount of the Notes if you hold the Notes to maturity (subject to Issuer credit risk), the Original Issue Price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, assuming no change in market conditions or any other relevant factor, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions may be lower than the Original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you.

•                  Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes.  In performing these duties, the economic interests of our affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients.  In doing so, Barclays Wealth will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions.  The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients.  Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you.  Barclays Wealth is acting solely as agent for Barclays Bank PLC.  If you are considering whether to invest in the Notes through Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

FWP-2

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  MMD May Discontinue or Adjust the SIFMA Municipal Swap Index—The SIFMA Municipal Swap Index is produced by MMD, a third party unaffiliated with Barclays Bank PLC and Barclays Capital Inc.  MMD may make methodological or other changes that could change the level of the SIFMA Municipal Swap Index, including changes related to the method by which the SIFMA Municipal Swap Index is calculated, the criteria for eligibility in the SIFMA Municipal Swap Index, or the timing with which the SIFMA Municipal Swap Index is published.  In addition, MMD may alter, discontinue or suspend calculation or dissemination of the SIFMA Municipal Swap Index.  MMD has no obligation to consider the interests of holders of the Notes in calculating, revising or discontinuing the SIFMA Municipal Swap Index.  In the event that the SIFMA Municipal Swap Index is no longer published, another measure of tax-exempt VRDO  rates will be employed to determine the Average SIFMA Index Value used to calculate the Interest Adjustment Amount.  No assurance can be given that rates used in lieu of the SIFMA Index Values will be accurate assessments of the average tax-exempt VRDO rates that the SIFMA Municipal Swap Index is currently intended to assess.  Any of these actions could adversely affect the Average SIFMA Index Value used to calculate the level Interest Adjustment Amount and, therefore, the value of the Notes or the Interest Rate payable on any Interest Payment Date

•                  Variable-Rate Demand Obligations—Barclays Capital Inc., an affiliate of Barclays Bank PLC, and certain other affiliates of Barclays Bank PLC, may, from time to time, trade in some or all of the VRDOs ) included in the SIFMA Municipal Swap Index on a spot and forward basis and other contracts and products in or related to such VRDOs.   In addition, the VRDO rate quotations that Barclays Bank PLC’s remarketing agent affiliate furnishes to MMD may account for a significant portion of the VRDO rates that underlie the SIFMA Municipal Swap Index.  As a result, the rates contributed by this remarketing agent affiliate could potentially have a significant impact on the SIFMA Index Value, which is the non-weighted average of all of the individual VRDO rates used that week, after dropping rates outside one standard deviation.

Barclays Capital Inc. and certain of its affiliates or other affiliates of Barclays Bank PLC may also issue or underwrite other financial instruments with returns indexed to the prices of the VRDOs included in the SIFMA Municipal Swap Index, or such VRDOs and related derivatives. These trading and underwriting activities could affect the level of the SIFMA Municipal Swap Index in a manner that would be adverse to the holders’ investment in the Notes. With respect to any such activities, none of Barclays Capital Inc., its affiliates or other affiliates of the Barclays Bank PLC has any obligation to take the needs of any buyers, sellers or holders of the Notes into consideration at any time.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the Reference Rate, the Average 3-Month LIBOR and the Average SIFMA Index Value;

o                 the time to maturity of the Notes;

o                 interest and yield rates in the market generally;

o                 a variety of economic, legislative (including, but not limited to, the potential enactment of the Bill), financial, political, regulatory or judicial events; and

o                 our creditworthiness, whether actual or perceived, including actual or anticipated downgrades in our credit ratings.

•                  Investing In The Notes Is Not Equivalent To Investing In The SIFMA Municipal Swap Index And Interest On The Notes Is Not Tax-Exempt—Investing in the notes is not equivalent to investing in tax-exempt municipal securities and you will have no rights or interest in any municipal securities. Any interest which is paid on the notes will not be tax-exempt.

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SECURITIES INDUSTRY AND FINANCIAL MARKETS ASSOCIATION MUNICIPAL SWAP INDEX

Barclays Bank PLC has derived all information (without further verification) regarding the SIFMA Municipal Swap Index contained herein, including its make-up, method of calculation and changes in its components, from publicly available information prepared by Securities Industry and Financial Markets Association (“SIFMA”) and Municipal Market Data (“MMD”), a Thomson Financial Services company.  Such information reflects the policies of, and is subject to change by SIFMA and/or MMD.  Neither Barclays Bank PLC nor Barclays Capital Inc. makes any representation that the publicly available information about the SIFMA Municipal Swap Index is accurate or complete.

The SIFMA Municipal Swap Index is determined, comprised and calculated by MMD without regard to the Notes, and the Notes are not sponsored, endorsed, or promoted by MMD.  MMD makes no representation or warranty, express or implied, to the holder of the Notes or to any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the MMD to track the performance of municipal swaps.  Neither MMD nor SIFMA represents that the SIFMA Municipal Swap Index is accurate or complete and it should not be relied upon as such.  MMD has no obligation to continue to publish, and may discontinue publication of, the SIFMA Municipal Swap Index. The consequences of the Index Sponsor discontinuing or modifying the SIFMA Municipal Swap Index are described above under “Discontinuation or Revision of the SIFMA Municipal Swap Index “.  MMD has no obligation to take the needs of any party into consideration in determining, composing or calculating the SIFMA Municipal Swap Index.  In no event shall MMD have any liability to holders of the Notes or to any other third party for damages of any kind incident to the use of the SIFMA Municipal Swap Index.

SIFMA Municipal Swap Index was created by SIFMA (formerly The Bond Market Association, or “BMA”) and is produced by MMD.   The SIFMA Municipal Swap Index is a seven-day high-grade market index comprised of tax-exempt variable-rate demand obligations (“VRDOs”) from MMD’s database of VRDO issues.  The weekly SIFMA Municipal Swap Index level is the non-weighted average of the weekly rates of various VRDO issues included in the SIFMA Municipal Swap Index.  The SIFMA Municipal Swap Index is calculated on a weekly basis, and released to subscribers on Wednesday, and becomes effective on the following Thursday.  The actual number of issues that make up the SIFMA Municipal Swap Index will vary in time as issues are called, converted, mature or are newly issued.  In addition, if changes occur which violate the criteria or calculation methods of the SIFMA Municipal Swap Index, an issue will be dropped. The qualification criteria for the Index have been established by a subcommittee of SIFMA.  Typically, the SIFMA Municipal Swap Index has included 650 issues in any given week.

Under the qualification criteria currently in effect, in order to be eligible for inclusion in the Index, each component VRDO must:

•                                          have a weekly reset, effective on Wednesday;

•                                          be tax-exempt for federal income tax purposes and not subject to Alternative Minimum Tax under the Internal Revenue Code of 1986, as amended;

•                                          have an outstanding amount of $10 million or more;

•                                          have the highest available short-term rating (i.e., be rated “VMIG1” by Moody’s Investors Service, Inc. or “A-1+” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies); and

•                                          pay interest on a monthly basis, calculated on an actual/actual basis.

In addition, only one quote per obligor per remarketing agent will be included in the SIFMA Municipal Swap Index. Issues from all states are eligible for inclusion.

In calculating the SIFMA Municipal Swap Index, (i) the standard deviation of the rates of the component VRDOs is calculated and any rate falling outside of +/- 1.0 standard deviations is not included, and (ii) an averaging method is used to ensure that no participating remarketing agent represents more than 15% of the SIFMA Municipal Swap Index.

HYPOTHETICAL INTEREST RATE AND INTEREST PAYMENT CALCULATIONS

Following any initial Interest Periods for which the interest rate is equal to an Initial Interest Rate, the amount of interest payable on the Notes on each Interest Payment Date will be based on either (1) if a Floating Percentage is specified on the cover page of this free writing prospectus, the sum of (a) the Floating Percentage and (b) the product of the Leverage Factor times the difference between (i) the product of the Average 3-Month LIBOR times the Specified Percentage, minus (ii) the Average SIFMA Index Value during that Interest Period, subject to the Maximum Interest Rate, if applicable, and the Minimum Interest Rate, if applicable, or (2) if a Fixed Percentage is specified on the cover page of this free writing prospectus,  the sum of.(a) the Fixed Percentage and (b) the product of the Leverage Factor times the difference between (i) the product of the Average 3-Month LIBOR times the Specified Percentage, minus (ii) the Average SIFMA Index Value during that Interest Period, subject to the Maximum Interest Rate, if applicable, or the Minimum Interest Rate, if applicable.

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The following illustrates the process by which the interest rate and interest payment amount are determined for such Interest Periods.

For purposes of the hypothetical tables and examples below, we assume that the Notes are not being redeemed on the applicable Interest Payment Date pursuant to the Redemption at the Option of the Company provisions above.  If we exercise our redemption option, you will receive on the Early Redemption Date the Early Redemption Price applicable to that Early Redemption Date, calculated as described above.

Interest Rate Calculation

Step 1: Calculate the Floating Percentage, if applicable, or the Fixed Percentage, if applicable.

If a Floating Percentage is specified on the cover page of this free writing prospectus, the Floating Percentage for each Interest Period is determined on the relevant Interest Reset Date by first observing the applicable Reference Rate on the Interest Determination Date relating to that Interest Reset Date. For further information concerning the interest determination dates for the various Reference Rates, see “Interest Mechanics—How Floating Interest Rates Are Reset” in the accompanying prospectus supplement.  Once the Reference Rate has been determined, the Calculation Agent will then determine the applicable Floating Percentage by taking the value of the Reference Rate and adding or subtracting any applicable Spread, or multiplying it by any applicable Multiplier.  If a Fixed Percentage is specified on the cover page of this free writing prospectus, the Fixed Percentage for each Interest Period will be the percentage specified on the cover page of this free writing prospectus.

Step 2: Calculate the Interest Adjustment Amount.

For each Interest Period, the Interest Adjustment Amount will be calculated by first determining the difference between (i) the product of Average 3-Month LIBOR for the applicable Interest Period multiplied by the Specified Percentage and      (ii) the Average SIFMA Index Value for the applicable Interest Period and then multiplying such difference by the Leverage Factor.

The Leverage Factor will be a number specified on the cover page of this free writing prospectus, and the Specified Percentage will be a percentage specified on the cover page of this free writing prospectus.

Average 3-Month LIBOR for each Interest Period will be the non-compounded weekly weighted average of Weekly 3-Month LIBOR in such Interest Period, calculated by multiplying each Weekly 3-Month LIBOR in effect during such Interest Period by the number of calendar days such Weekly 3-Month LIBOR is in effect, adding the products so determined and dividing that sum by the number of calendar days in such Interest Period.  Weekly 3-Month LIBOR in effect for any day in an Interest Period shall equal Weekly 3-Month LIBOR on the immediately preceding Weekly LIBOR Reset Date (which shall be the immediately preceding Thursday, or the next succeeding London Business Day if such Thursday is not a London Business day).

Average SIFMA Index Value for each Interest Period will be the non-compounded weekly weighted average of the SIFMA Index Value in such Interest Period, calculated by multiplying each SIFMA Index Value in effect during such Interest Period by the number of calendar days such SIFMA Index Value is in effect, adding the products so determined and dividing that sum by the number of calendar days in such Interest Period. The SIFMA Index Value in effect for any day in an Interest Period shall equal the SIFMA Index Value on the immediately preceding SIFMA Reset Date (which shall be the immediately preceding Thursday, or any other day in each week specified by the Index Sponsor, or the next succeeding U.S. Government Securities Business Day if any such Wednesday is not a U.S. Government Securities Business Day).

Step 3: Determine the Sum of the Floating Percentage, if applicable, or the Fixed Percentage, if applicable, plus the Interest Adjustment Amount

For each Interest Period, once the Floating Percentage, if applicable, or the Fixed Percentage, if applicable, is determined in accordance with Step 1 above and the Interest Adjustment Amount is determined in accordance with Step 2 above, the Interest Rate, which may be subject to a Minimum Interest Rate and/or a Maximum Interest Rate, as described in Step 4 below, is determined by calculating the sum of the Floating Percentage or the Fixed Percentage, as the case may be, and the Interest Adjustment Amount.

Step 4: Calculate the per annum Interest Rate applicable for each Interest Period by taking into account any Minimum Interest Rate and/or Maximum Interest Rate.

If a Minimum Interest Rate or Maximum Interest Rate is specified on the cover page hereof, and the Interest Rate otherwise determined for a particular Interest Period would be less than the specified Minimum Interest Rate or greater than the Maximum Interest Rate, the Interest Rate for that Interest Period will be the Minimum Interest Rate or Maximum Interest Rate, as applicable.

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Step 5: Calculate the interest payment amount payable for each Interest Payment Date.

For each Interest Period, once the Calculation Agent has determined the applicable interest rate per annum, the Calculation Agent will calculate the effective interest rate for the Interest Period by multiplying the annual interest rate determined for that Interest Period by the applicable day count fraction.  The resulting effective interest rate is then multiplied by the relevant principal amount of the Notes to determine the actual interest amount payable on the related Interest Payment Date.  No adjustments to the amount of interest calculated will be made in the event an Interest Payment Date is not a Business Day.

Hypothetical Examples Applicable When the Formula Used to Calculate the Interest Rate Includes a Floating Percentage

The table and examples below present examples of hypothetical interest rates that would accrue on the Notes for Interest Periods following any initial periods for which the Initial Interest Rate applies, as a result of changes in the Floating Percentage and the Interest Adjustment Amount.  The table and examples set forth in this subsection apply only if a Floating Percentage is specified on the cover page of this free writing prospectus.

For purposes of calculating the hypothetical per annum Interest Rate and the resulting hypothetical interest payment, we have assumed: (i) a series of hypothetical values for the Floating Percentage (based on a hypothetical range of values for the Reference Rate and a hypothetical Spread of 6.00%); (ii) a series of hypothetical values for Average 3-Month LIBOR; (iii) a series of hypothetical values for Average SIFMA Index Value (iv) a hypothetical Specified Percentage of 67%, (v) a hypothetical Leverage Factor of 10, (vi) a hypothetical Maximum Interest Rate of 9.00% and (vii) a hypothetical Minimum Interest Rate of 0.00%.  The hypothetical examples also assume that the day count fraction is 30/360 and that interest payments are made on a quarterly basis (for a quarterly Interest Period, 90/360).  The actual Spread used to calculate the Floating Percentage, if any, Multiplier used to calculate the Floating Percentage, if any, Fixed Percentage, Leverage Factor, Maximum Interest Rate, if any, and Minimum Interest Rate, if any, as well as the actual day count fraction and Interest Payment Dates, will be set on the Original Trade Date of the Notes and may vary significantly from the values assumed for the purpose of the hypothetical table and examples.

The table below illustrates that the amount of interest payable, if any, on an Interest Payment Date will be reduced if the Interest Adjustment Amount is negative, and due to the Leverage Factor this reduction could be significant even if the difference between the Average 3-Month LIBOR and the Average SIFMA Index Value for the relevant Interest Period is small.  If the absolute value of any negative Interest Adjustment Amount equals or exceeds the Floating Percentage, the Interest Rate for such Interest Period will be zero.  In addition, the table below illustrates that because the hypothetical Maximum Interest Rate is fixed at 9.00% per annum in any Interest Period, the leveraged exposure to the Interest Adjustment Amount cannot increase the amount of interest payable above 9.00% per annum.

The hypothetical interest payments set forth in the table below are for illustrative purposes only and do not reflect the actual interest payments applicable to a purchaser of the Notes or the actual terms of your Notes. The actual interest payments, if any, will depend on the Floating Percentage and the actual Interest Adjustment Amount for each Interest Period.  Moreover, the actual interest payments will depend on the actual terms of your Notes, each of which will be set on the Original Trade Date relating to your Notes and may vary significantly from the values and terms specified for the purpose of the hypothetical table and examples. In particular, the actual Fixed Percentage, Leverage Factor, Spread used to calculate the Floating Percentage, if any, Multiplier used to calculate the Floating Percentage, if any, Maximum Interest Rate, if any, and Minimum Interest Rate, if any, will be set on the Original Trade Date.  The applicable interest rate for each Interest Period will be determined on a per annum basis but will apply only to that Interest Period. Whether or not you receive interest on a particular Interest Payment Date will also depend on whether or not the Issuer determines to exercise its redemption rights.

The table and examples below do not take into account the effect of applicable taxes.

Floating Percentage	Average 3- Month LIBOR	Average SIFMA Index Value	Interest Adjustment Amount†	Hypothetical Interest Rate (per annum)††	Hypothetical Interest Payment†††
6.25%	0.60%	0.10%	3.02%	9.00%*	$22.50
7.00%	0.80%	0.30%	2.36%	9.00%*	$22.50
10.00%	1.00%	0.70%	-0.30%	9.00*	$22.50
6.10%	0.10%	0.10%	-0.33%	5.77%	$14.43
6.30%	0.40%	0.40%	-1.32%	4.98%	$12.45
6.30%	0.30%	0.20%	0.01%	6.31%	$15.78

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6.50%	0.60%	0.40%	0.02%	6.52%	$16.30
6.50%	0.40%	0.60%	-3.32%	3.18%	$7.95
6.70%	0.70%	0.45%	0.19%	6.89%	$17.23
6.90%	1.00%	0.67%	0.00%	6.90%	$17.25
7.10%	1.20%	0.70%	1.04%	8.14%	$20.35
7.30%	1.35%	1.35%	-4.46%	2.85%	$7.11
7.30%	1.40%	0.90%	0.38%	7.68%	$19.20
6.10%	0.10%	0.68%	-6.13%	0.00%**	$0.00
6.30%	0.25%	0.80%	-6.33%	0.00%**	$0.00
6.75%	0.70%	1.15%	-6.81%	0.00%**	$0.00
8.00%	2.25%	2.35%	-8.43%	0.00%**	$0.00
9.00%	3.50%	3.25%	-9.05%	0.00%**	$0.00
11.00%	5.00%	4.45%	-11.00%	0.00%**	$0.00

† The hypothetical Interest Adjustment Amount is equal to Leverage Factor x [(Average 3-Month LIBOR x Specified Percentage) – (Average SIFMA Index Value)]

†† The hypothetical Interest Rate per annum is equal to the sum of (i) the Floating Percentage and (ii) the Interest Adjustment Amount, subject to the hypothetical Minimum Interest Rate of 0.00% and the hypothetical Maximum Interest Rate of 9.00%

††† The hypothetical Interest Payment is equal to the principal amount multiplied hypothetical Interest Rate (per annum) multiplied by the applicable day count fraction, which for purposes of these hypothetical examples is assumed to be 30/360 (for a quarterly Interest Period, 90/360)   The actual day count fraction and the actual duration of the Interest Periods applicable to your Notes will be set on the Original Trade Date relating to your Notes.

* The interest rate per annum for any Interest Period shall not be greater than the Maximum Interest Rate, which for purposes of these hypothetical examples is assumed to be 9.00%.

** The interest rate per annum for any Interest Period shall not be less than the Minimum Interest Rate, which for purposes of these hypothetical examples is assumed to be 0.00%.

The examples below illustrate how the Interest Adjustment Amount, the Interest Rate and the quarterly interest payment, if any, are calculated for a single Interest Period.  The below examples are based on hypothetical values for: (i) the Floating Percentage (based on a hypothetical Spread of 6.00%); (ii) Average 3-Month LIBOR; (iii) the Average SIFMA Index, (iv) a hypothetical Specified Percentage of 67%, (v) a hypothetical Leverage Factor of 10, (vi) a hypothetical Maximum Interest Rate of 9.00% and (vii) a hypothetical Minimum Interest Rate of 0.00%.  The hypothetical examples also assume that the day count fraction is 30/360 and that interest payments are made on a quarterly basis (for a quarterly Interest Period, 90/360).  The following results are based solely on the hypothetical examples cited; the values for the Floating Percentage, Average 3-Month LIBOR and the Average SIFMA Index Value have been chosen arbitrarily for the purpose of these examples and are not indicative of their future values. The actual Spread included in the Floating Percentage, if any, Multiplier included in the Floating Percentage, if any, Fixed Percentage, Leverage Factor, Maximum Interest Rate, if any, and Minimum Interest Rate, if any, as well as the actual day count fraction and interest payment dates, will be set on the Original Trade Date of the Notes and may vary significantly from the values assumed for the purpose of these hypothetical examples.   Numbers in the examples have been rounded for ease of analysis.

Example 1.  The Floating Percentage is equal to 6.50% (based on a Floating Percentage Rate of 0.50% and a Spread of 6.00%), Average 3-Month LIBOR is equal to 0.40% and the Average SIFMA Index Value is equal to 0.60%.  As a result, the Interest Adjustment Amount is equal to -3.32%, the per annum Interest Rate is equal to 3.18% and the quarterly interest payment is equal to $7.95.

The Interest Adjustment Amount is calculated as follows:

•                  Leverage Factor x [(Average 3-Month LIBOR x Specified Percentage) – (Average SIFMA Index Value)] = Interest Adjustment Amount

•                  10 x [(0.40% x 0.67%) – (0.60%)] = -3.32%

The Interest Rate is calculated as follows:

•                  Floating Percentage + Interest Adjustment Amount = Interest Rate

•                  6.50% + -3.32% = 3.18%

The quarterly interest payment is calculated as follows:

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Interest Rate x Day Count Fraction x $1,000 principal amount per Note

3.18% x 90/360 x $1,000 principal amount per Note = $7.95

Example 2.  The Floating Percentage is equal to 6.10% (based on a Floating Percentage Rate of 0.10% and a Spread of 6.00%), Average 3-Month LIBOR is equal to 0.10% and the Average SIFMA Index Value is equal to 0.68%.  As a result, the Interest Adjustment Amount is equal to -6.13%, the per annum Interest Rate is equal to 0.00% and the quarterly interest payment is equal to $0.00.

The Interest Adjustment Amount is calculated as follows:

•                  Leverage Factor x [(Average 3-Month LIBOR x Specified Percentage) – (Average SIFMA Index Value)] = Interest Adjustment Amount

•                  10 x [(0.10%x 0.67%) – 0.68%)] = -6.13%

The Interest Rate is calculated as follows:

•                  Floating Percentage + Interest Adjustment Amount = Interest Rate

•                  6.10% + -6.13% = –0.03%

Because the absolute value of the negative Interest Adjustment Amount equals or exceeds the Floating Percentage, the Interest Rate for the Interest Period will be zero.

Example 3.  The Floating Percentage is equal to 6.25% (based on a Floating Percentage Rate of 0.25% and a Spread of 6.00%), Average 3-Month LIBOR is equal to 0.60% and the Average SIFMA Index Value is equal to 0.10%.  As a result, the Interest Adjustment Amount is equal to 3.02, the per annum Interest Rate is equal to 9.00% and the quarterly interest payment is equal to $22.50.

The Interest Adjustment Amount is calculated as follows:

•                  Leverage Factor x [(Average 3-Month LIBOR x Specified Percentage) – (Average SIFMA Index Value)] = Interest Adjustment Amount

•                  10 x [(0.60% x 0.67%) – (0.10%)] = 3.02%

The Interest Rate is calculated as follows:

•                  Floating Percentage + Interest Adjustment Amount = Interest Rate

•                  6.25% + 3.25% = 9.00%

However, since the calculated Interest Rate exceeds the Maximum Interest Rate of 9.50%, the per annum Interest Rate for the Interest Period will be equal to 9.00%

The quarterly interest payment is calculated as follows:

Interest Rate x Day Count Fraction x $1,000 principal amount per Note

9.00% x 90/360 x $1,000 principal amount per Note = $22.50

Hypothetical Examples Applicable When the Formula Used to Calculate the Interest Rate Includes a Fixed Percentage

The table and examples below present examples of hypothetical interest rates that would accrue on the Notes for Interest Periods following any initial periods for which an Initial Interest Rate applies, as a result of changes in the Interest Adjustment Amount.  The table and examples set forth in this subsection apply only if a Fixed Percentage is specified on the cover page of this free writing prospectus.

For purposes of calculating the hypothetical per annum Interest Rate and the resulting hypothetical interest payment, we have assumed: (i) a series of hypothetical Fixed Percentages of specified below; (ii) a series of hypothetical values for Average 3-Month LIBOR; (iii) a series of hypothetical values for Average SIFMA Index Value (iv) a hypothetical Specified Percentage of 67%, (v) a hypothetical Leverage Factor of 10, (vi) a hypothetical Maximum Interest Rate of 9.00% and (vii) a hypothetical Minimum Interest Rate of 0.00%.  The hypothetical examples also assume that the day count fraction is 30/360 and that interest payments are made on a quarterly basis (for a quarterly Interest Period, 90/360).  The actual

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Fixed Percentage, Leverage Factor, Specified Percentage, Maximum Interest Rate, if any, and Minimum Interest Rate, if any, as well as the actual day count fraction and interest payment dates, will be set on the Original Trade Date of the Notes and may vary significantly from the values assumed for the purpose of the hypothetical table and examples.

The table below illustrates that the amount of interest payable on an Interest Payment Date will be reduced if the Interest Adjustment Amount is negative, and due to the Leverage Factor this reduction could be significant even if the difference between the Average 3-Month LIBOR and the Average SIFMA Index Value for the relevant Interest Period is small.  If the absolute value of any negative Interest Adjustment Amount equals or exceeds the Fixed Percentage, the Interest Rate for such Interest Period will be zero.  In addition, the table below illustrates that since the hypothetical Maximum Interest Rate is fixed at 9.00% per annum in any quarterly Interest Period, the leveraged exposure to the Interest Adjustment Amount cannot increase the amount of interest payable above 9.00% per annum.

The hypothetical interest payments set forth in the table below are for illustrative purposes only and do not reflect the actual interest payments applicable to a purchaser of the Notes or the actual terms of your Notes. The actual interest payments will depend on the actual Interest Adjustment Amount for each Interest Period.  Moreover, the actual interest payments will depend on the actual terms of your Notes, each of which will be set on the Original Trade Date relating to your Notes and may vary significantly from the values and terms specified for the purposes of these hypothetical examples. In particular, the actual Fixed Percentage, Leverage Factor, Maximum Interest Rate, if any, and Minimum Interest Rate, if any, will be set on the Original Trade Date.  The applicable interest rate for each Interest Period will be determined on a per annum basis but will apply only to that Interest Period.  Whether or not you receive interest on a particular Interest Payment Date will depend on whether or not the Issuer determines to exercise its redemption rights.

The table and examples below do not take into account the effect of applicable taxes.

Fixed Percentage	Average 3- Month LIBOR	Average SIFMA Index Value	Interest Adjustment Amount†	Hypothetical Interest Rate (per annum)††	Hypothetical Interest Payment†††
7.00%	1.00%	0.45%	2.20%	9.00%*	$22.50
7.50%	0.80%	0.35%	1.86%	9.00%*	$22.50
8.00%	2.00%	1.20%	1.40%	9.00*	$22.50
7.00%	0.25%	0.15%	0.18%	7.18%	$17.94
7.00%	1.00%	0.70%	-0.30%	6.70%	$16.75
7.00%	3.00%	1.90%	1.10%	8.10%	$20.25
7.50%	0.25%	0.40%	-2.33%	5.18%	$12.94
7.50%	1.00%	0.67%	0.00%	7.50%	$18.75
7.50%	3.00%	2.50%	-4.90%	2.60%	$6.50
8.00%	0.25%	0.20%	-0.33%	7.68%	$19.19
8.00%	1.00%	1.00%	-3.30%	4.70%	$11.75
8.00%	3.00%	2.00%	0.10%	8.10%	$20.25
8.00%	5.00%	3.30%	0.50%	8.50%	$21.25
7.00%	0.30%	0.95%	-7.49%	0.00%**	$0.00
7.00%	2.00%	2.10%	-7.60%	0.00%**	$0.00
7.50%	3.00%	2.80%	-7.90%	0.00%**	$0.00
7.50%	1.00%	1.45%	-7.80%	0.00%**	$0.00
8.00%	3.50%	3.15%	-8.05%	0.00%**	$0.00
8.00%	5.00%	4.15%	-8.00%	0.00%**	$0.00

† The hypothetical Interest Adjustment Amount is equal to Leverage Factor x [(Average 3-Month LIBOR x Specified Percentage) – (Average SIFMA Index Value)]

†† The hypothetical Interest Rate per annum is equal to the sum of (i) the Fixed Percentage and (ii) the Interest Adjustment Amount, subject to the Minimum Interest Rate of 0.00% and the Maximum Interest Rate of 9.00%

††† The hypothetical Interest Payment is equal to the principal amount multiplied by the hypothetical Interest Rate (per annum) multiplied by the applicable day count fraction, which for purposes of these hypothetical examples is assumed to be 30/360 (for a quarterly Interest Period, 90/360)   The actual day count fraction and the duration of the interest periods applicable to your Notes will be set on the Original Trade Date relating to your Notes.

* The interest rate per annum for any Interest Period shall not be greater than the Maximum Interest Rate, which for purposes of these hypothetical examples is assumed to be 9.00%.

** The interest rate per annum for any Interest Period shall not be less than the Minimum Interest Rate, which for purposes of these hypothetical examples is assumed to be 0.00%.

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The examples below illustrate how the Interest Adjustment Amount, the Interest Rate and the quarterly interest payment, if any, are calculated for a single Interest Period.  The below examples are based on hypothetical values for: (i) Average 3-Month LIBOR; (ii) the Average SIFMA Index, (iii) a series of hypothetical Fixed Percentages specified below, (iv) a hypothetical Specified Percentage of 67%, (v) a hypothetical Leverage Factor of 10, (vi) a hypothetical Maximum Interest Rate of 9.00% and (vii) a hypothetical Minimum Interest Rate of 0.00%.  The hypothetical examples also assume that the day count fraction is 30/360 and that interest payments are made on a quarterly basis (for a quarterly Interest Period, 90/360).  The following results are based solely on the hypothetical examples cited; the values for the Floating Percentage, Average 3-Month LIBOR and the Average SIFMA Index Value have been chosen arbitrarily for the purpose of these examples and are not indicative of their future values. The actual Fixed Percentage, Leverage Factor, Maximum Interest Rate, if any, and Minimum Interest Rate, if any, as well as the actual day count fraction and interest payment dates, will be set on the Original Trade Date of the Notes and may vary significantly from the values assumed for the purpose of these hypothetical examples.   Numbers in the examples have been rounded for ease of analysis.

Example 1.  The Fixed Percentage is equal to 7.00%, Average 3-Month LIBOR is equal to 1.00% and the Average SIFMA Index Value is equal to 0.70%.  As a result, the Interest Adjustment Amount is equal to -0.30%, the per annum Interest Rate is equal to 6.70% and the quarterly interest payment is equal to $16.75.

The Interest Adjustment Amount is calculated as follows:

•                  Leverage Factor x [(Average 3-Month LIBOR x Specified Percentage) – (Average SIFMA Index Value)] = Interest Adjustment Amount

•                  10 x [(1.00% x 0.67%) – (0.70%)] = -0.30%

The Interest Rate is calculated as follows:

•                  Fixed Percentage + Interest Adjustment Amount = Interest Rate

•                  7.00% + -0.30% = 6.70%%

The quarterly interest payment is calculated as follows:

Interest Rate x Day Count Fraction

6.70%% x 90/360 x $1,000 principal amount per Note = $16.75

Example 2.  The Fixed Percentage is equal to 8.00%, Average 3-Month LIBOR is equal to 5.00% and the Average SIFMA Index Value is equal to 4.15%.  As a result, the Interest Adjustment Amount is equal to -8.00%, the per annum Interest Rate is equal to 0.00% and the quarterly interest payment is equal to $0.00.

The Interest Adjustment Amount is calculated as follows:

•                  Leverage Factor x [(Average 3-Month LIBOR x Specified Percentage) – (Average SIFMA Index Value)] = Interest Adjustment Amount

•                  10 x [(5.00% x 0.67%) – (4.15%)] = -8.00%

The Interest Rate is calculated as follows:

•                  Fixed Percentage + Interest Adjustment Amount = Interest Rate

•                  8.00% + -8.00% = 0.00%

Because the absolute value of the negative Interest Adjustment Amount equals or exceeds the Fixed Percentage, the Interest Rate for the Interest Period will be zero.

Example 3.  The Fixed Percentage is equal to 7.00%, Average 3-Month LIBOR is equal to 1.00% and the Average SIFMA Index Value is equal to 0.45%.  As a result, the Interest Adjustment Amount is equal to 2.20%, the per annum Interest Rate is equal to 9.00% and the quarterly interest payment is equal to $22.50.

The Interest Adjustment Amount is calculated as follows:

•                  Leverage Factor x [(Average 3-Month LIBOR x Specified Percentage) – (Average SIFMA Index Value)] = Interest Adjustment Amount

•                  10 x [(1.00% x 0.67%) – (0.45%)] = 2.20%

The Interest Rate is calculated as follows:

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•                  Fixed Percentage + Interest Adjustment Amount = Interest Rate

•                  7.00% + 2.20% = 9.20%

However, since the calculated Interest Rate exceeds the Maximum Interest Rate of 9.00%, the per annum Interest Rate for the Interest Period will be equal to 9.00%

The quarterly interest payment is calculated as follows:

Interest Rate x Day Count Fraction x $1,000 principal amount per Note

9.00% x 90/360 x $1,000 principal amount per Note = $22.50

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UNITED STATES FEDERAL INCOME TAX TREATMENT

The following discussion supplements the discussion in the prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations” and supersedes it to the extent inconsistent therewith.  The following discussion (in conjunction with the discussion in the prospectus supplement) summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes.

Notes With a Term of More than 365 Days

If the Notes have a term of more than 365 days and are described under the heading “—Variable Rate Debt Instruments” below, then we intend to treat the Notes as variable rate debt instruments subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Variable Rate Debt Instruments” in the prospectus supplement. If the Notes are variable rate debt instruments and you purchase your Note at a discount or premium to its adjusted issue price as described under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Market Discount and Premium” in the prospectus supplement, you should consider the rules described in that section.

If the Notes are not described under the heading “—Variable Rate Debt Instruments” below and have a term in excess of one year, then we intend to treat the Notes as “contingent payment debt instruments” subject to taxation as described under the heading “—Contingent Payment Debt Instruments” below and under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the prospectus supplement.  Pursuant to the terms of the Notes, you agree to treat the Notes consistent with our treatment for all U.S. federal income tax purposes.

Variable Rate Debt Instruments

In general, a Note will be treated as a variable rate debt instrument if the issue price of the Note (as described below) does not exceed the total amount of noncontingent principal payments on the Note by more than the product of the principal payments and the lesser of (i) 15 percent or (ii) the product of 1.5 percent and the number of complete years of the Note’s term (or its weighted average maturity in the case of a Note that is an installment obligation), and the Note does not provide for any stated interest other than stated interest paid or compounded at least annually at a qualifying variable rate which is (i) one or more “qualified floating rates,” (ii) a single fixed rate and one or more qualified floating rates, (iii) a “single objective rate,” or (iv) a single fixed rate and a single objective rate that is a “qualified inverse floating rate” (each as described below).

The issue price of Notes generally is the first price at which a substantial amount of the Notes is sold to the public for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), excluding pre-issuance accrued interest.  In general, a qualified floating rate is a variable rate whose variations can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated and is set at a “current value.” of that rate.  A current value is the value of the variable rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that day.

A multiple of a qualified floating rate is generally not a qualified floating rate unless it is either:

•                  a product of a qualified rate times a fixed multiple greater than 0.65 but not more than 1.35, or

•                  a multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate.

Certain combinations of rates are treated as a single qualified floating rate, including (i) interest stated at a fixed rate for an initial period of one year or less followed by a qualified floating rate if the value of the floating rate at the issue date is intended to approximate the fixed rate, and (ii) two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Note.  A combination of these rates is generally treated as a single qualified floating rate if the values of all rates on the issue date are within 0.25 percentage points of each other.  A variable rate that is subject to an interest rate cap, floor or similar restriction on rate adjustment is treated as a qualified floating rate only if the restriction is fixed throughout the term of the Note, or is not reasonably expected as of the issue date to cause the yield on the Note to differ significantly from its expected yield absent the restriction.

An objective rate is, in general, a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information (other than a rate based on information that is within the issuer’s control (or the control of a party that is related to the Issuer) or that is unique to the issuer’s circumstances (or those of a related party)).  An objective rate must be set at a current value of that rate.  The U.S. Internal Revenue Service may designate other variable rates that will be treated as objective rates.  However, a variable rate is not an objective rate

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if it is reasonably expected that the average value of the rate during the first half of the Note’s term will differ significantly from the average value of such rate during the final half of its term.  A combination of a fixed rate of stated interest for an initial period of one year or less followed by an objective rate is treated as a single objective rate if the value of the objective rate at the issue date is intended to approximate the fixed rate; such a combination of rates is generally treated as a single objective rate if the objective rate on the issue date does not differ from the fixed rate by more than 0.25 percent.  An objective rate is, in general, a qualified inverse floating rate if it is equal to a fixed rate reduced by a qualified floating rate, the variations in which can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate (disregarding any interest rate cap, floor, or similar restriction on rate adjustment that is fixed throughout the term of the Note, or is not reasonably expected as of the issue date to cause the yield on the Note to differ significantly from its expected yield absent the restriction).

Contingent Payment Debt Instruments

If the Notes are contingent payment debt instruments, you may obtain the comparable yield and the projected payment schedule by requesting them from Director – Structuring, Investor Solutions Americas, at (212) 412-1101.  The comparable yield and the projected payment schedule are neither predictions nor guarantees of the actual yield on the Notes.

[Because Barclays Capital Inc. proposes to offer the Notes at varying prices, the “issue price” of the Notes for U.S. federal income tax purposes may differ from the amount you pay for the Notes.   You may obtain the issue price of each Note by contacting Director – Structuring, Investor Solutions Americas at (212) 412-1101.  If you purchase the Notes for an amount that differs from their issue price, you may be subject to special tax rules as described under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase).  You should consult your own tax advisor regarding these rules.]1

[3.8% Medicare Tax On “Net Investment Income”

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include the interest payments, any original issue discount, and any gain realized with respect to the Notes, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return.  U.S. holders should consult their advisors with respect to the 3.8% Medicare tax.]2

Information Reporting

Holders that are individuals (and, to the extent provided in future regulations, entities) may be subject to certain foreign financial asset reporting obligations with respect to their Notes if the aggregate value of their Notes and their other “specified foreign financial assets” exceeds $50,000.  Significant penalties can apply if a holder fails to disclose its specified foreign financial assets.  We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your Notes.

Notes With a Term of 365 Days or Less

If the Notes have a term of 365 days or less, we intend to treat the Notes as short-term obligations, as described under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the prospectus supplement.

Non-U.S. Holders

Barclays currently does not withhold on payments to non-U.S. holders.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any payments at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8.

1           To be included if the Notes may be “variable price re-offers.”

2           To be included if the Notes may still be outstanding on January 1, 2013.

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CERTAIN EMPLOYEE RETIREMENT INCOME SECURITY ACT CONSIDERATIONS

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

For additional ERISA considerations, see “Employee Retirement Income Security Act” in the prospectus supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover page of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

Delivery of the Notes of a particular series may be made against payment for the Notes more than three business days following the pricing date for those Notes (that is, a particular series of Notes may have a settlement cycle that is longer than “T+3”).  For considerations relating to an offering of Notes with a settlement cycle longer than T+3, see “Plan of Distribution” in the prospectus supplement.

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US$

BARCLAYS BANK PLC

SIFMA MUNICIPAL SWAP INDEX/LIBOR SPREAD NOTES DUE [   ]

GLOBAL MEDIUM-TERM NOTES, SERIES A

(TO PROSPECTUS DATED AUGUST 31, 2010, AND THE
PROSPECTUS SUPPLEMENT DATED MAY 27, 2011)